UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51485	72-1060618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 W. Canton Avenue, Ste. 100 Winter Park, FL		32789
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 333-7440

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RUTH	Nasdaq

Item 1.01. Entry into a Material Definitive Agreement

On March 27, 2020, Ruth’s Hospitality Group, Inc. (the “Company”), entered into a Second Amendment to Credit Agreement (the “Second Amendment”) which amends its existing Credit Agreement, dated as of February 2, 2017 as amended by the First Amendment thereto, dated as of September 18, 2019 (the “Existing Credit Agreement” and the Existing Credit Agreement as amended by the Second Amendment, the “Amended Credit Agreement”) with certain direct and indirect subsidiaries of the Company as guarantors (the “Guarantors”), Wells Fargo Bank, National Association, as administrative agent, and the lenders (the “Lenders”) and other agents party thereto.  The Existing Credit Agreement provided for a $120.0 million revolving credit facility with a $5.0 million subfacility of letters of credit and a $5.0 million subfacility for swingline loans.  Subject to the satisfaction of certain conditions and Lender consent, the Existing Credit Agreement provided that the revolving credit facility could be increased up to a maximum of $150.0 million.

The Second Amendment, among other changes, increases the amount of the revolving credit facility to $150.0 million.  The amounts of the letters of credit subfacility and swingline subfacility under the Amended Credit Agreement remain unchanged from the Existing Credit Agreement at $5.0 million each.

The Amended Credit Agreement prohibits the Company from paying any dividends or repurchasing any shares of its common stock if the Company cannot demonstrate that its Consolidated Leverage Ratio is less than 2.50 to 1.00 (both before and after giving effect to the proposed repurchase or dividend).  The Amended Credit Agreement also prohibits the Company from making any capital expenditures other than maintenance capital expenditures if the Company cannot demonstrate that its Consolidated Leverage Ratio is less than 2.50 to 1.00 (both before and after giving effect to the proposed capital expenditure).

Following closing of the Amended Credit Agreement, also on March 27, 2020, the Company provided notice to the lenders to borrow the remaining available amount under the Revolving Credit Facility so that a total of $149.8 million (including $4.8 million in letters of credit) is currently outstanding.  The current interest rate for borrowings under the Revolving Credit Facility is 2.74%.

In conjunction with this amendment, the Company’s lending group have relaxed the leverage covenant restrictions to 4.00 times Bank Adjusted EBITDA through the first quarter of 2021.  As of March 27, 2020, the Company had approximately $71.5 million of cash on hand. The primary cause of change to the company’s cash balance from the update on March 16, 2020 was the drawdown of $30 million from the credit facility, the payment of previously committed dividends, and the settlement on share repurchases that were completed earlier in March.

The Company increased its capacity and borrowings under the Revolving Credit Facility as a precautionary measure in order to increase its cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak.  In accordance with the terms of the Credit Agreement, the proceeds from the incremental Revolving Credit Facility borrowings may in the future be used for working capital, general corporate or other purposes permitted by the Credit Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion of the Second Amendment to Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with other actions being taken in response to the impacts of COVID-19, the Company’s Chief Executive Officer, Cheryl J. Henry, and the other named executive officers have elected to reduce their 2020 base salaries effective March 30, 2020.  The base salaries of Ms. Henry, Michael P. O’Donnell and Arne G. Haak will be reduced by 50%; the base salary of Susan L. Mirdamadi will be reduced by 25%.  In addition, the non-employee directors of the Company elected to suspend payment of their annual cash retainer fees for service on the board.  On March 27, 2020 the Compensation Committee of the Board of Directors approved these changes.

In connection with these salary reductions, the Company is entering into an Addendum to Employment Agreement substantially in the form attached hereto as Exhibit 10.2 for each of Ms. Henry, Mr. O’Donnell, Mr. Haak and Ms. Mirdamadi.

Item 7.01. Regulation FD Disclosure

Effective March 30, 2020, due to the curtailment of our dine-in restaurant operations and full closures of certain locations, the Company furloughed the majority of its non-exempt team members in the field, managers of closed restaurant locations and a substantial number of employees in the Company’s Home Office.  In addition to the base salary reductions for executive officers and suspension of director cash retainer fees described above under Item 5.02, the Company also implemented pay reductions for all remaining Home Office and field employees by graduated amounts between 10% and 30%.  For the furloughed team members who are enrolled in the Company’s healthcare benefits plan, the Company will pay both the employee and employer share of healthcare premiums for the next sixty (60) days.

On March 24, 2020 the Board of Directors of the Company voted to suspend the payment of the quarterly cash dividends of the Company’s common stock until further notice to better manage its cash position and enhance financial flexibility in light of the uncertainty in the global markets resulting from the COVID-19 outbreak.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1

Second Amendment, dated as of March 27, 2020, to Credit Agreement, dated as of February 2, 2017, by and among the Company, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent and Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner.

10.2	Form of Addendum to Employment Agreement.
99.1	Press Release issued by Ruth’s Hospitality Group, Inc., dated March 30, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

Date: March 30, 2020	By:	/s/ Alice G. Givens
Alice G. Givens
SVP, General Counsel and Chief Compliance Officer